EXHIBIT I



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                         CORPORATIONS ACT 2001 (CWLTH)

                               SECTION 633(2)(B)

                                    NOTICE


Xstrata Capital Holdings Pty Limited (ACN 111 756 337) gives notice pursuant to section 633(2)(b) of the Corporations Act 2001 (Cwlth) that 13 December 2004 is the date which has been set, in accordance with section 633(2) and 633(3), for the purposes of determining the people to whom the bidder's statement dated 30 November 2004 in relation to the takeover bid for ordinary shares in WMC Resources Ltd (ABN 76 004 184 598) is to be sent.


Dated 8 December 2004




/s/ Nicholas Pappas
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Nicholas Pappas

Attorney for Benny Levene, Director

For and on behalf of Xstrata Capital Holdings Pty Limited